Company Contacts:	Investor Contacts:
Restore Medical, Inc.	Lippert/Heilshorn & Associates, Inc.

J. Robert Paulson, Jr., CEO Christopher R. Geyen, CFO (651) 634-3111 www.restoremedical.com	Kim Sutton Golodetz (Kgolodetz@lhai.com) (212) 838-377 Bruce Voss (Bvoss@lhai.com) (310) 691-7100

FEBRUARY 28, 2007

RESTORE MEDICAL REPORTS FOURTH QUARTER FINANCIAL RESULTS

Outlines targeted operating objectives for 2007

ST. PAUL, Minn. (February 28, 2007) – Restore Medical, Inc. (NASDAQ: REST), developer of the innovative Pillar® Palatal Implant System – an effective, in-office treatment for people suffering from snoring and mild-to-moderate obstructive sleep apnea (OSA) that improves the lifestyle of patients and their bed partners by helping them to sleep better and feel better – today announced its financial results for the three and 12 months ended December 31, 2006, and outlined its operating objectives for 2007.

Business highlights from the fourth quarter of 2006 include:

•	Expanded U.S. sales force to 20 sleep practice specialists and three regional managers;

•	Received a New Technology Ambulatory Payment Classification Designation for the Pillar System from the Centers for Medicare and Medicaid Services, effective October 1, 2006;

•	Received notice that Wisconsin Physicians Services, a regional Medicare carrier, adopted a reimbursement coverage policy for Pillar Procedures performed in physician offices on Medicare patients in Wisconsin, Minnesota, Illinois and Michigan; and

•	Added new marketing and clinical research executives, and new field sales management, with self-pay, office-based practice experience.

Net sales for the fourth quarter of 2006 were $1.1 million, down from net sales of $1.6 million for the fourth quarter of 2005 and net sales of $1.2 million for the third quarter of 2006. U.S. sales were $940,000 for the quarter, 9% below U.S. sales of $1.0 million for the fourth quarter of 2005 and 14% below U.S. sales of $1.1 million for the third quarter of 2006. International sales were $166,000 for the quarter, which compares with international sales of $526,000 and $131,000 for the fourth quarter of 2005 and the third quarter of 2006, respectively, and reflect the Company’s decision to focus on the higher margin U.S. business, and to manage but not invest in our international business. Net sales for 2006 were $5.9 million, compared with net sales of $4.9 million in 2005. U.S. sales increased 34% to $4.6 million, and international sales decreased 9% to $1.3 million. Certain of our key international distributors experienced delays in planned market launches and implementation of market development programs, and another key distributor experienced a continuing delay in obtaining a required government pricing approval for the Pillar System; together, these factors resulted in a decrease in international sales for the year.

Gross profit for the fourth quarter of 2006 was $697,000 or 63% of net sales, compared with gross profit of $1.1 million or 69% of net sales for the fourth quarter of 2005. This decrease in gross margin was due to lower sales and a short-term decrease in production during the fourth quarter of 2006 that was expensed directly to cost of sales. Gross profit for 2006 was $4.2 million or 71% of net sales, compared with gross profit of $3.2 million or 66% of net sales for 2005. This gross margin improvement in 2006 was due to increased sales and unit volume-related production efficiencies.

The reported net loss attributable to common stockholders in the fourth quarter of 2006 was $4.1 million, or $0.26 per share, compared with a net loss of $1.7 million, or $1.39 per share, in the fourth quarter of 2005. The reported net loss attributable to common stockholders in 2006 was $33.8 million, or $3.26 per share. Excluding the deemed non-cash dividend of $20.8 million to preferred stockholders, the net loss for 2006 was $13.0 million, or $1.26 per share. This compares with a net loss of $7.0 million, or $5.77 per share, for 2005.

Restore Medical had cash, cash equivalents and short-term investments of $23.8 million as of December 31, 2006, compared with $3.6 million as of December 31, 2005.

“2006 was a year of growth, learning and change as we refined our sales and marketing strategies to meet the development challenges of the large and evolving sleep disordered breathing market. Last year our sales strategy focused on introducing the Pillar Procedure to as many physicians as possible, and our marketing strategy was to provide our physician customers with advertising and public relations support designed to drive new sleep disordered breathing patients into their practices. These strategies were expensive and did not consistently turn consumer interest into Pillar Procedures,” said Bob Paulson, president and CEO.

“Following an assessment of what worked in 2006 and what did not, we moved rapidly and decisively to restructure our organization and to develop and implement performance-based strategies to drive and support the acceleration of Pillar Procedure utilization and sales,” he said. “Following the completion of our U.S. sales force expansion in December 2006, we have five clear operating objectives for 2007.” They include:

1.	Focus on the U.S. snoring and OSA markets using a comprehensive and integrated consultative sales approach to help physicians in targeted high-potential accounts grow their sleep disordered breathing practices and increase their use of the Pillar Procedure;

2.	Build strong partnerships with our targeted physicians through innovative practice support and development initiatives, and help establish effective referral relationships with sleep centers for patients who only snore, and for OSA patients who are unable to comply with their CPAP therapy;

3.	Further validate the efficacy of the Pillar Procedure to treat snoring and mild to moderate OSA with additional prospective, randomized clinical studies;

4.	Expand our product portfolio with the development of new minimally invasive solutions to treat other areas of upper airway obstruction that cause OSA; and

5.	Continue our efforts to obtain OSA reimbursement coverage for the Pillar Procedure from regional payers, and seek support of the American Academy of Otolaryngology to file an application for a CPT Code for the Pillar Procedure at its annual meeting in September.

“We are confident that the successful execution in 2007 of these new initiatives will be the foundation for accelerating growth of our business in 2008 and beyond,” concluded Paulson.

Financial Outlook
The Company expects total operating expenses in 2007 to be consistent with 2006 as it focuses on the execution of five key strategies and continues to carefully manage cash. The Company expects the annual growth rate of domestic sales in 2007 to be comparable to the annual growth achieved in 2006. International sales are expected to decrease in 2007 compared with 2006 as the Company focuses on managing, but not investing in the lower-margin international business.

Conference Call and Webcast Information
Management will be hosting an investment-community conference call today beginning at 4:30 p.m. Eastern time (3:30 p.m. Central time) to discuss these financial results, to provide a business update and to answer questions.

To participate in the live call by telephone, please dial (800) 642-1381 from the U.S. or (706) 634-7417 from outside the U.S. A telephone replay will be available for 48 hours by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering reservation number 9810227.

Individuals interested in listening to the conference call via the Internet may do so by visiting www.restoremedical.com. A replay will be available on the Company’s web site for 30 days.

About Restore Medical and the Pillar Procedure
Restore Medical develops, manufactures and markets innovative medical devices to treat sleep-disordered breathing. The Company’s proprietary Pillar® Palatal Implant System is the only implantable palatal device to treat snoring and mild to moderate obstructive sleep apnea to be approved by the U.S. Food and Drug Administration and by Health Canada, and to have received the CE Mark for sale in the European Union. The Pillar Palatal Implant System is sold throughout the U.S. and Canada, and in various countries in Asia Pacific, Europe, South America and the Middle East.

For more information about Restore Medical, the Pillar Procedure and physicians who offer the Pillar Procedure in the U.S., visit the company’s website at www.restoremedical.com or www.pillarprocedure.com.

Forward-Looking Statements
Except for historical information, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that Restore Medical expects, believes or anticipates will or may occur in the future, including, particularly, statements about its expected growth in net sales, sales force hires, future financial and operating results and financial guidance, are forward-looking statements. All forward-looking statements are based on assumptions made by Restore Medical’s management based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, and which could cause actual results or events to differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, market demand and acceptance of the Company’s products, competitive factors, pricing and third-party reimbursement for the Company’s products, expansion and rate of success of the Company’s sales force, completion and results of clinical studies, ongoing regulatory compliance, success of new product development, general economic conditions and seasonal trends, and other risks and factors that are discussed in documents filed by Restore Medical with the Securities and Exchange Commission from time to time, including its Annual Report on Form 10-K for the year ended December 31, 2006. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Restore Medical disclaims any intent or obligation to update any forward-looking statements

	RESTORE MEDICAL, INC.
Condensed Statements of Operations
(Unaudited, In thousands, except per share amounts)
	Three months ended		Year Ended
	December 31		December 31
	2006	2005	2006	2005
Net sales	$1,106	$1,562	$5,886	$4,854
Cost of sales (1)	409	478	1,695	1,641
Gross margin	697	1,084	4,191	3,213

Operating expenses:
Research and development (1)	747	579	3,007	1,869
General and administrative (1)	1,142	731	4,960	2,938
Sales and marketing (1)	3,061	1,431	10,022	4,981
Total operating expenses	4,950	2,741	17,989	9,788

Loss from operations	(4,253)	(1,657)	(13,798)	(6,575)

Other income (expense):
Interest income	340	25	952	132
Interest expense	(217)	(6)	(734)	(25)
Preferred stock warrant gain (loss)	—	(73)	500	(572)
Other, net	39	4	50	18
Total other income (expense)	162	(50)	768	(447)

Net loss	(4,091)	(1,707)	(13,030)	(7,022)

Deemed dividend from revision of preferred stock conversion price	—	—	(20,799)	—
Net loss attributable to common stockholders	$(4,091)	$(1,707)	$(33,829)	$(7,022)

Basic and diluted net loss per common share before deemed dividend from revision of preferred stock conversion price	$(0.26)	$(1.39)	$(1.26)	$(5.77)
Effect of deemed dividend from revision of preferred stock conversion price	—	—	(2.00)	—
Basic and diluted net loss per common share	$(0.26)	$(1.39)	$(3.26)	$(5.77)

Basic and diluted weighted average common shares outstanding	15,890,720	1,224,350	10,377,793	1,217,640
(1) Includes stock-based compensation of:
Cost of sales	$26	$7	$79	$19
Research and development	47	12	148	15
General and administrative	432	97	1,415	463
Sales and marketing	5	29	211	62
	$510	$145	$1,853	$559

RESTORE MEDICAL, INC.
Balance Sheets
(Unaudited, In thousands, except per share amounts)
	December 31,	December 31,
Assets	2006	2005
Current assets:
Cash and cash equivalents	$11,377	$3,397
Short-term investments	12,463	248
Accounts receivable, net of allowance for doubtful accounts of $86 and $60, respectively	1,262	1,240
Related-party receivables	33	28
Inventories	598	744
Prepaid expenses	237	116
Other current assets	10	54
Total current assets	25,980	5,827
Machinery and equipment, net	539	426
Deferred debt issuance costs, net of accumulated amortization of $108 and $21, respectively	246	81
Deferred offering costs	—	61
Total assets	$26,765	$6,395

Liabilities, Convertible Participating Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$670	$113
Accrued expenses	939	645
Accrued payroll and related expense	519	673
Current portion of long-term debt, net of debt discount of $37 and $22, respectively	2,192	338
Total current liabilities	4,320	1,769
Long-term debt, net of debt discount of $37 and $44, respectively	2,863	1,619
Other long-term liabilities	14	7
Preferred stock warrants subject to redemption	—	835
Total liabilities	7,197	4,230

Series A through C-1 convertible participating preferred stock,
$0.01 par value; none and 17,715,000 authorized, none and 15,049,919 issued
and outstanding, respectively	—	39,208
	—	39,208

Commitments and contingencies (note 11)
Stockholders’ equity (deficit):
Common stock $0.01 par value: 50,000,000 shares authorized; issued and outstanding
15,534,244 and 855,676 shares, respectively	155	9
Additional paid-in capital	92,772	3,188
Deferred stock-based compensation	(1,395)	(2,105)
Accumulated deficit	(71,964)	(38,135)
Total common stockholders’ equity (deficit)	19,568	(37,043)

Total liabilities, convertible participating preferred stock and stockholders’ equity (deficit)	$26,765	$6,395